Exhibit 99.1

PRESS RELEASE

US MEDIA CONTACT: Liz Shows
Odyssey Marine Exploration, Inc
(813) 876-1776 x 2335
lshows@odysseymarine.com

UK MEDIA CONTACT: Rebecca Blackwood
+44 (0)
+44 (0) 207 936 1296 or
+44 (0) 207 404 5959
odyssey@brunswickgroup.com

Additional media materials including photos/video
available at www.odysseymarine.com/news-media.html

INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949)574-3860
OMEX@liolios.com

Odyssey Recovers 1.8 Million Ounces of Silver from Shipwreck Three Miles Deep

Latest Recovery from SS Gairsoppa Sets World Record for

Deepest, Largest Precious Metal Recovery

Tampa, FL – July 22, 2013 – Odyssey Marine Exploration (NasdaqCM: OMEX), pioneers in the field of deep-ocean exploration has recovered over 61 tons of silver bullion this month from a depth of nearly three miles.

This recovery of bullion from the SS Gairsoppa, a 412-foot steel-hulled British cargo ship that sank in February 1941, consists of 1,574 silver ingots weighing about 1,100 ounces each or almost 1.8 million troy ounces in total, sets a new record for the deepest and largest precious metal recovery from a shipwreck. The silver has been transported to a secure facility in the United Kingdom.

Including the silver recovered in 2012, Odyssey has now recovered 2,792 silver ingots from SS Gairsoppa or more than 99% of the insured silver reported to be aboard the Gairsoppa when she sank. Under the terms of Odyssey’s contract with the UK Department for Transport, which follows standard commercial practices, Odyssey will retain 80% of the net salved value of the cargo. The contract was awarded to Odyssey following a competitive tender process.

Sources, including Lloyd’s record of War Losses, indicate additional uninsured government-owned silver may have been aboard the SS Gairsoppa when she sank, but to date no uninsured silver has been located.

“This was an extremely complex recovery which was complicated by the sheer size and structure of the SS Gairsoppa as well as its depth nearly three miles below the surface of the North Atlantic,” commented Greg Stemm, Odyssey’s chief executive officer. “To add to the complications, the remaining insured silver was stored in a small compartment that was very difficult to access,

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“The recovery of more than 99% of the insured silver cargo under these adverse conditions is a testament to the skill and ingenuity of the offshore team led by Senior Project Managers, Andrew Craig and Ernie Tapanes. The expertise demonstrated in implementing this challenging project continues to be applied as we undertake other modern shipwreck projects, deep-ocean mineral exploration and our best-in-class deep-ocean archaeological work on historic shipwrecks.”

Mark Gordon, Odyssey’s president and chief operating officer added, “The ability of our team to deliver on our planned objectives underscores our experience and the tremendous determination of our team. We have accomplished a world-record recovery at a depth never achieved before. We’re continuing to apply our unique expertise to pioneer deep-ocean projects that result in the discovery and recovery of lost cultural heritage, valuable cargoes and important and needed natural resources.”

The recovery operations were conducted from the 291-foot Seabed Worker mobilized with 5,000 meter depth-rated remotely operated vehicles (ROVs) and heavy launch and recovery systems. Additional specialized deep-ocean equipment was mobilized by Odyssey on the ship for the project. The Seabed Worker has returned to sea to continue Odyssey’s 2013 North Atlantic Expedition, which includes the SS Mantola, a 450 foot British-flagged steamer lost in 1917 and found in 2011 by Odyssey, as well as the Gairsoppa. The Mantola reportedly carried approximately 600,000 troy ounces of silver insured under the UK War Risk insurance program.

Further information

Odyssey discovered the SS Gairsoppa in 2011. During the summer of 2012, Odyssey recovered 1,218 silver ingots from the Gairsoppa weighing nearly 48 tons. In late May, Odyssey commenced the 2013 North Atlantic recovery operations utilizing the chartered 291-foot Seabed Worker which resulted in this latest recovery of 1,574 silver ingots weighing over 61 tons.

Additional information about the Gairsoppa project, including pictures of the operation, can be found on the company’s website at www.odysseymarine.com.

Silver, including the first silver ingot recovered from the Gairsoppa is currently on display at Odyssey’s SHIPWRECK! exhibit currently located at Discovery Times Square in New York City. Television programming recorded during the 2012 Gairsoppa expedition was broadcast on Discovery Channel in February 2013 in the US and is scheduled to be broadcast in August 2013 on Channel 5 in the United Kingdom.

About Swire Seabed

Swire Seabed AS represents experience and ultra-modern equipment for deep waters in the subsea industry. The Company provides high quality services within inspection, maintenance & repair, construction support and subsea decommissioning. In addition, Seabed has expertise, experience and special equipment for deep sea wreck salvage. Seabed operates worldwide with the three vessels: Seabed Worker, Seabed Prince and Seabed Supporter.

Seabed Worker is an 88-meter multi-purpose support vessel. As a standard spread, the vessel has accommodation for 66 people, Class 2 DP System, 650 m2 deck area, Voith Schneider propulsion with active roll stabilization, active heave compensated 100 Te offshore crane, two Schilling HD 5000m (moonpol) ROVs. For the Gairsoppa and Mantola operations, the Seabed Worker was also fitted with specialized equipment.

www.odysseymarine.com

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology for historic shipwreck projects, modern commodity shipwreck projects and mineral exploration. Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to the general public, students, and collectors through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.OdysseysVirtualMuseum.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

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